European Bank for Reconstruction and Development  DSTRBRPT

Exhibit (d)(iii)

UK MIFIR product governance / Professional investors and ECPs only target market:

Solely for the purposes of the manufacturerꞌs product approval process, the target market assessment in respect of the Notes has led to the conclusion that: (i) the target market for the Notes is eligible counterparties, as defined in the FCA Handbook Conduct of Business Sourcebook (“COBS”), and professional clients, as defined in Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 ("UK MiFIR"); and (ii) all channels for distribution of the Notes to eligible counterparties and professional clients are appropriate. Any person subsequently offering, selling or recommending the Notes (a “distributor”) should take into consideration the manufacturerꞌs target market assessment; however, a distributor subject to the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) is responsible for undertaking its own target market assessment in respect of the Notes (by either adopting or refining the manufacturerꞌs target market assessment) and determining appropriate distribution channels.

For the purposes of this provision, the expression “manufacturer” means the Dealer.

European Bank for Reconstruction and Development (the “Issuer”) does not fall under the scope of application of UK MiFIR. Consequently, the Issuer does not qualify as an “investment firm”, “manufacturer” or “distributor” for the purposes of UK MiFIR.

PRICING SUPPLEMENT

11 April 2023

European Bank for Reconstruction and Development
CNY 100,000,000 2.45 per cent. Notes due 13 April 2025 (the “Notes”) (payable in
United States Dollars) issued pursuant to the European Bank for Reconstruction and
Development EUR 45,000,000,000 Global Medium Term Note Programme for the issue of notes

PART A – CONTRACTUAL TERMS

Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Offering Circular dated 3 July 2012 as supplemented by the Supplementary Offering Circular dated 22 July 2019 (together, the “Offering Circular”). This Pricing Supplement must be read in conjunction with such Offering Circular. Full information on the Notes is only available on the basis of the combination of this Pricing Supplement and the Offering Circular. The Offering Circular is available for viewing and copies may be obtained from the Issuer at 5 Bank Street, London, E14 4BG, United Kingdom.

SUMMARY OF THE NOTES

1	Specified Currency:	Renminbi (“CNY”), the lawful currency of the People’s Republic of China (“PRC”) in the offshore market, subject to the provisions set out in the Annex hereto, provided that all payments in respect of the Notes will be made in U.S. Dollars (“USD”) only

2	Nominal Amount:	CNY 100,000,000

3	Type of Note:	Fixed Rate

4	Issue Date:	13 April 2023

5	Issue Price:	99.75 per cent. of the Nominal Amount

6	Maturity Date:	13 April 2025, subject to the Business Day Convention specified below and the provisions sent out in the Annex hereto

7	Fungible with existing Notes:	Not applicable

FORM OF THE NOTES

8	Form of Note:	Registered

9	New Global Note:	No

10	Specified Denomination(s):	CNY 100,000

11	Exchange of Bearer Notes:	Not Applicable

12	(a) Talons for future Coupons to be attached to definitive Bearer Notes:	Not Applicable

	(b) Date(s) on which the Talons mature:	Not Applicable

13	(a) Depositary for and registered holder of Registered Global Note:	Registered Global Note to be deposited with a common depositary for Euroclear and Clearstream, Luxembourg and registered in the name of Citivic Nominees Limited as nominee for the common depositary.

	(b) Exchange of Registered Global Note:	Registered Global Note will only be exchangeable for definitive Registered Notes upon 45 days’ written notice in the limited circumstances described on page 42 of the Offering Circular.
PROVISIONS RELATING TO INITIAL PAYMENT

14	Partly Paid Notes:	Not Applicable

PROVISIONS RELATING TO INTEREST

15	Interest Commencement Date:	13 April 2023
Fixed Rate Notes:

16	(a) Fixed Rate(s) of Interest:	2.45 per cent. per annum payable semi-annually in arrear. The amount of interest payable per Specified Denomination on each Fixed Interest Date shall be an amount in USD as detailed in the Annex hereto.

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	(b) Fixed Interest Date(s):	13 April and 13 October in each year, from and including 13 October 2023 up to and including the Maturity Date, subject to adjustment in accordance with the Business Day Convention specified below and further subject to the provisions set out in the Annex hereto.

	(c) Initial Broken Amount per Specified Denomination:	Not Applicable

	(d) Final Broken Amount per Specified Denomination:	Not Applicable

	(e) Fixed Day Count Fraction:	Actual/Actual - ICMA

	(f) Business Day Convention:	Following Business Day Convention

	(g) Business Day definition if different from that in Condition 4(a)(iii):	Condition 4(a)(iii) applies and for the avoidance of doubt, Beijing shall be the principal financial centre. Singapore, London, and New York City shall be additional business centres subject to provisions set out in the Annex hereto.
	(h) Calculation of interest to be adjusted in accordance with Business Day Convention specified above:	No

17	Zero Coupon Notes:	Not Applicable

18	Floating Rate Notes and Indexed Notes:	Not Applicable

PROVISIONS REGARDING PAYMENTS/DELIVERIES

19	Definition of “Payment Day” for the purpose of Condition 6(e) if different to that set out in Condition 6:	Condition 6(e) applies, subject to the provisions set out in the Annex hereto and, for the avoidance of doubt, Beijing shall be the principal financial centre. Singapore, London and New York City shall be additional business centres.

20	Dual Currency Notes:	Not Applicable

21	Physically Settled Notes:	Not Applicable

PROVISIONS REGARDING REDEMPTION/MATURITY

22	(a) Redemption at Issuer’s option:	No

	(b) Redemption at Noteholder’s option:	No

23	(a) Final Redemption Amount per Specified Denomination (other than an Indexed or Formula Note where the index or formula applies to the redemption amount):	100 per cent. per Specified Denomination, subject to the provisions set out in the Annex hereto.

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	(b) Final Redemption Amount for each Indexed Note where the Index or Formula applies to the Final Redemption Amount:	Not Applicable

24	Instalment Note:	Not Applicable

25	Early Redemption Amount for each Note payable on an event of default:	Condition 5(d) applies, subject to the provisions set out in the Annex hereto.

DISTRIBUTION, CLEARING AND SETTLEMENT PROVISIONS

26	Method of distribution:	Non-syndicated

27	If Syndicated, names and addresses of Managers or, if Non-Syndicated name and address of Dealer:	J.P. Morgan Securities plc 25 Bank Street Canary Wharf London E14 5JP United Kingdom
28	Date of Syndication Agreement:	Not Applicable

29	Stabilising Manager(s)	None

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30	Additional selling restrictions:

People’s Republic of China:

The Dealer has represented and agreed that the Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the PRC (for such purposes, not including Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities laws of the PRC.

Hong Kong Special Administrative Region of the PRC (“Hong Kong”):

The Dealer has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Taiwan:

The Notes may not be sold, offered or issued to Taiwan investors or in Taiwan unless they are made available (i) outside Taiwan for purchase by Taiwan investors outside Taiwan so long as no solicitation, marketing, selling and distribution or other similar activities (A) take place in Taiwan or (B) are in violation of any applicable Taiwan law or regulation; and/or (ii) in Taiwan through bank trust departments, licensed securities brokers and/or insurance company investment linked insurance products pursuant to the Taiwan Rules Governing Offshore Structured Products and/or (iii) in Taiwan for purchase by Taiwan Corporate Investors / Professional Investors / High-Net-Worth Corporate Investors / Professional Institutional Investors pursuant to, and in accordance with the conditions or requirements of, any other applicable laws and regulations of Taiwan, and the internal investment procedures / self-guidances of such investors in relation to specific industry restrictions.

31	Details of additional/alternative clearing system approved by the Issuer and the Agent:	Not Applicable

32	Intended to be held in a manner which would allow Eurosystem eligibility:	No

33	Common Code:	261080532
	ISIN Code:	XS2610805322
	CUSIP Number:	Not Applicable

34	Listing:	Application will be made by the Issuer (or on its behalf) for the Notes to be admitted to the Official List of the UK Financial Conduct Authority and admitted to trading on the Regulated Market of the London Stock Exchange plc.

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35	In the case of Notes denominated in the currency of a country that subsequently adopts the euro in accordance with the Treaty establishing the European Community, as amended by the Treaty on European Union, whether the Notes will include a redenomination clause providing for the redenomination of the Specified Currency in euro (a “Redenomination Clause”), and, if so specified, the wording of the Redenomination Clause in full and any wording in respect of redenominalisation and/or consolidation (provided they are fungible) with other Notes denominated in euro.	Not Applicable

36	(i) Additional Information:	The provisions set out in the Annex shall apply to the Terms and Conditions in accordance herewith.

(ii) Investment Considerations

Notes are Not Liquid Instruments

The Notes are not actively traded in any financial market and there may exist at times only limited markets for the Notes resulting in low or non-existent volumes of trading in the Notes and such obligations, and therefore a lack of liquidity and price volatility of the Notes and such obligations.

37	Total Commissions:	Not applicable

This Pricing Supplement comprises the pricing supplement required for issue and admission to trading on the Regulated Market of the London Stock Exchange of the Notes described herein pursuant to the Euro 45,000,000,000 Global Medium Term Note Programme of European Bank for Reconstruction and Development as from 13 April 2023, or as soon as practicable thereafter.

RESPONSIBILITY

The Issuer accepts responsibility for the information contained in this Pricing Supplement other than the information contained under the heading “UK MIFIR product governance / Professional investors and ECPs only target market”.

For and on behalf of
EUROPEAN BANK FOR RECONSTRUCTION AND DEVELOPMENT

By:	/s/ Stefan Filip
Authorised signatory

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PART B – OTHER INFORMATION

1	LISTING	Application will be made by the Issuer (or on its behalf) for the Notes to be listed on the Official List of the UK Financial Conduct Authority and admitted to trading on the Regulated Market of the London Stock Exchange plc with effect from 13 April 2023 or as soon as practicable thereafter. No assurance can be given that such listing and admission to trading will be obtained on such date, or, if obtained, that it will be maintained.
2	RATINGS	The Issuer and/or its debt obligations have been assigned an AAA credit rating from S&P Global Ratings Europe Limited (“S&P”), an Aaa credit rating from Moody’s Investors Service Ltd (“Moody’s”) and an AAA credit rating from Fitch Ratings Ltd (“Fitch”). As defined by S&P, an “AAA” rating means that the ability of the Issuer to meet its financial commitment on its obligations is extremely strong. As defined by Moody’s, an “Aaa” rating means that the Issuer’s ability to meet its financial obligations is judged to be of the highest quality, with minimal credit risk. As defined by Fitch, an “AAA” rating denotes the lowest expectation of credit risk and means that the Issuer has an exceptionally strong capacity for timely payment of its financial commitments.

3	INTERESTS OF NATURAL AND LEGAL PERSONS INVOLVED IN THE ISSUE

Save as discussed in the section headed “Subscription and Sale” in the Offering Circular, so far as the Issuer is aware, no person involved in the offer of the Notes has an interest material to the offer.

4	REASONS FOR THE OFFER, ESTIMATED NET PROCEEDS AND TOTAL EXPENSES

	(i) Reasons for the offer:	The net proceeds of the issue of the Notes (which are expected to be CNY 99,750,000.00 but payable in USD in the amount of USD 14,467,005.08) will be included in the ordinary capital resources of the Issuer and used in its ordinary operations.

	(ii) Estimated net proceeds:	CNY 99,750,000.00 (USD equivalent: USD 14,467,005.08)
	(iii) Estimated total expenses:	GBP 5,000
5	YIELD
	Indication of yield:	2.58 per cent. per annum

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As set out above, the yield is calculated at the Issue Date on the basis of the Issue Price. It is not an indication of future yield.
6	HISTORIC INTEREST RATES

Not Applicable

7	PERFORMANCE OF INDEX/FORMULA/OTHER VARIABLE, EXPLANATION OF EFFECT ON VALUE OF INVESTMENT AND ASSOCIATED RISKS AND OTHER INFORMATION CONCERNING THE UNDERLYING

Not Applicable

8	PERFORMANCE OF RATES OF EXCHANGE AND EXPLANATION OF EFFECT ON VALUE OF INVESTMENT

Not Applicable

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Annex

Settlement, Disruption and Fallback Provisions

The Final Redemption Amount per Specified Denomination or the Early Redemption Amount per Specified Denomination will be payable in USD on the Maturity Date or the Early Redemption Date, as applicable, and determined by the Calculation Agent (in its sole discretion, acting in good faith and in a commercially reasonable manner) as follows, on the corresponding Rate Fixing Date:

Specified Denomination/ Reference Rate on the applicable Rate Fixing Date rounded to the nearest cent with USD 0.005 being rounded up

The Interest Amount per Specified Denomination will be payable in USD on each Fixed Interest Date and determined by the Calculation Agent (in its sole discretion, acting in good faith and in a commercially reasonable manner) as follows, on the corresponding Rate Fixing Date:

Specified Denomination x Fixed Rate of Interest x Fixed Day Count Fraction / Reference Rate on the applicable Rate Fixing Date rounded to the nearest cent with USD 0.005 being rounded up

The Calculation Agent shall promptly (but in no event later than 5:00 p.m. London time on the relevant Rate Fixing Date) notify the Issuer and the Agent of its determination of the Final Redemption Amount per Specified Denomination, the Early Redemption Amount per Specified Denomination and the Interest Amount payable per Specified Denomination on the Maturity Date, the Early Redemption Date or the relevant Fixed Interest Date (as applicable). The Agent shall in turn promptly (but in no event later than 11:00 a.m. London time on the Business Day immediately following the day when such determination is made) inform the Noteholders thereof (in accordance with Condition 13 of the Notes).

If the Reference Rate is not available for any reason on Reuters Page SAEC (or on any successor or replacement page) on any Rate Fixing Date, then the Calculation Agent shall determine that a price source disruption event (a "Price Source Disruption Event”) has occurred, and shall promptly after making such determination (but in no event later than 5:00 p.m. London time on the day when such determination is made) inform the Issuer and the Agent of such occurrence, whereupon the Agent shall promptly (but in no event later than 11:00 a.m. London time on the Business Day immediately following the day when such determination is made) inform the Noteholders thereof (in accordance with Condition 13 of the Notes).

Following the determination of the occurrence of a Price Source Disruption Event, the Noteholders will not be entitled to any amounts in respect of the Notes until the earlier to occur of (i) the day falling five Business Days after the day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists, and (ii) the Postponed Fixed Interest Date, the Postponed Maturity Date, or the Postponed Early Redemption Date, as the case may be.

If, on the tenth Business Day following the original Rate Fixing Date, the Reference Rate is still unavailable on Reuters Page SAEC (or on any successor or replacement page), then the Reference Rate shall be the arithmetic mean of such firm quotes (expressed in CNY per one USD) as the Calculation Agent is able to obtain from five Reference Dealers at or about 04:00p.m. Beijing time for the sale of the Reference CNY Amount and the purchase of USD on the applicable Rate Fixing Date for settlement offshore on the date that is falling two Business Days thereafter, as calculated by the Calculation Agent. If five or four Reference Dealers provide such firm quotes, the high est and lowest of such quotes will be disregarded and the arithmetic mean of the remaining quotations shall be the Reference Rate. If three or two Reference Dealers provide such firm quotes, then the arithmetic mean of the quotes actually obtained shall be the Reference Rate, as calculated by the Calculation Agent. If only one Reference Dealer provides a firm quote, then such quote shall be the Reference Rate, and if no Reference Dealer provides such a firm quote, then the Calculation Agent shall determine the Reference Rate in its sole discretion, acting in good faith and in a commercially reasonable manner, which may result in a USD equivalent amount calculated as above to be zero. Notwithstanding the above, if the Calculation Agent executes a transaction for the sale of the Reference CNY Amount at or about 04:00p.m. Beijing time at the Best Execution Rate, then such Best Execution Rate shall be the Reference Rate.

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For the avoidance of doubt, no additional amounts shall be payable by the Issuer in respect of any delay in payment beyond the originally scheduled Fixed Interest Date, Maturity Date, or as the case may be, Early Redemption Date (in each case, as adjusted in accordance with the Following Business Day Convention) to the relevant Postponed Fixed Interest Date, Postponed Maturity Date or Postponed Early Redemption Date (as appropriate) because of the operation of the provisions of this Annex.

For the purposes of these provisions:

“Best Execution Rate” means the rate at which the Calculation Agent may execute a transaction for the sale of the Reference CNY Amount and the purchase of USD at or about 04:00p.m. Beijing time on the day falling five Business Days prior to the relevant Postponed Fixed Interest Date, the Postponed Early Redemption Date (if any) or the Postponed Maturity Date (as the case may be) for settlement offshore on the date that is falling two Business Days thereafter where the resultant USD amount is greater than the sum calculated using a Reference Rate that is an arithmetic mean of firm quotations by Reference Dealers calculated as specified above;

“Business Day” means any day excluding Saturday and Sunday on which commercial banks and foreign exchange markets settle payments and are open for general business (including dealings in foreign exchange and foreign currency deposits) in London, New York City, Beijing and Singapore

“Calculation Agent” means JP Morgan Securities plc in accordance with the provisions of the Calculation Agency Agreement entered into between the Issuer and the Calculation Agent dated 9 February 2007 (as amended and/or supplemented from time to time). All references to the Calculation Agent shall include any successor or successors to JP Morgan Securities plc as Calculation Agent in respect of the Notes;

“Postponed Early Redemption Date” means the tenth Business Day following the originally scheduled Early Redemption Date (if any);

“Postponed Fixed Interest Date” means the tenth Business Day following the originally scheduled Fixed Interest Date;

“Postponed Maturity Date” means the tenth Business Day following the originally scheduled Maturity Date;

“Rate Fixing Date” means the date which is five Business Days prior to each applicable Fixed Interest Date, the Maturity Date or the Early Redemption Date, as applicable. If a Price Source Disruption Event occurs or otherwise subsists on such day, the Rate Fixing Date shall be the earlier of (i) the Business Day on which the Issuer is notified by the Calculation Agent that a Price Source Disruption Event no longer subsists, and (ii) the tenth Business Day following the original Rate Fixing Date;

“Reference Dealers” means leading dealers, banks or banking corporations which regularly deal in the USD /CNY exchange market, as selected by the Calculation Agent in its sole discretion, acting in good faith and in a commercially reasonable manner;

“Reference Rate” means the USD/CNY spot rate (i.e. the rate at which banks buy CNY and sell USD)1, expressed as the amount of CNY per one USD, as published or reported on the Reuters Page SAEC (or any successor or replacement page) at approximately 04:00p.m.

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Beijing time on the applicable Rate Fixing Date. In the circumstances described in this Annex in relation to a Price Source Disruption Event, the Reference Rate shall be determined by the Calculation Agent in accordance with such provisions;

“Reference CNY Amount” means an amount that is no greater than the applicable Relevant CNY Amount multiplied by N, where “N” means the number obtained by dividing the Nominal Amount outstanding by the Specified Denomination; and

“Relevant CNY Amount” means: (i) for the Interest Amount, the Specified Denomination x Fixed Rate of Interest x Fixed Day Count Fraction; and/or (ii) for the Final Redemption Amount, the Specified Denomination; and/or (iii) for any Early Redemption Amount, the Specified Denomination, as the case may be.

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